EXHIBIT 3.1.7 - Certificate of Amendment - Certificate of Incorporation

140618000860

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION OF BALTIA AIR LINES, INC.

under section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1) The name of the corporation is Baltia Air Lines, Inc.

(2) The filing date of the corporation's certificate of incorporation is: 8/24/89.

(3) The corporation is adding 500,000,000 common shares and requests that the number of its authorized common shares be increased to 4,486,000,000, amending article 4 to state as follows:

(4) The aggregate number of shares which the corporation shall have authority to issue is 4,486,000,000 common shares ($.0001 par value) and 2,000,000 preferred shares ($.01 par value). Shareholders do not have preemptive rights.

(4) The amendment of the certificate of incorporation was authorized:

by the corporation's board of directors and a vote of the majority of all outstanding shares entitled to vote at a meeting on 06/12/2014

State of New York	)
) ss.
County of Queens	)

I, Igor Dmitrowsky, being duly sworn, depose and state that I am the President and C.E.O. of Baltia Air Lines, Inc., the corporation named in and described above in the foregoing certificate and that I have read the foregoing certificate and know the contents thereof to be true, except as to the matters herein stated to be alleged upon information and belief, and as those matters, I believe them to be true.

________(signed)________
Igor Dmitrowsky

Sworn to me this 16 day of June, 2014

[NOTARY STAMPED:]
XIAO MING HU
No. 01HU6078164
Notary Public, State of New York
Qualified in Nassau County
Commision Expires July 29, 2014

________(signed)________
Notary Public

IN WHITNESS WHEREOF, this certificate has been subscribed this 16 day of June, 2014, by the undersigned who affirms that the statements herein are true under the penalty of perjury.

_________(signed)_______
Igor Dmitrowsky

140618000860